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                                January 19, 2001


Centaur, Inc.
20 N. Salisbury Street
West Lafayette, IN  47906

Attn:  Kurt E. Wilson

         Re:   Letter of Understanding
               -----------------------

Dear Kurt:

         This letter of understanding ("LETTER") sets forth the basic terms and conditions pursuant to which Argosy Gaming Company or a subsidiary of Argosy Gaming Company (herein referred to as "PURCHASER") proposes to purchase the entire partnership interest ("CENTAUR INTEREST") in Indiana Gaming Company, L.P. ("PARTNERSHIP") held by Centaur Inc. ("SELLER").

         1. PURCHASE PRICE. Purchaser will pay to Seller $105 Million PLUS interest thereon at the per annum rate of 5.5% from January 6, 2001 until the date of purchase ("CLOSING") payable in cash at Closing of the Centaur Interest.

         2. EXPENSES. Purchaser and Seller shall be responsible for their own expenses, including fees and expenses of counsel, advisors and consultants; PROVIDED, HOWEVER, the filing fees pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR ACT") shall be paid by Purchaser.

         3. EXCLUSIVITY. During the Exclusivity Period (as hereinafter defined), Seller shall work with Purchaser to negotiate and execute definitive agreements and to close and complete the purchase of the Centaur Interest (the "TRANSACTION"), and Seller will not directly or indirectly or in any manner whatsoever (including, without limitation, through an affiliate or subsidiary or through any agency, trust or nominee arrangement):

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         (a) enter into or agree to enter into, any agreement with respect to the sale of the Centaur Interest or the capital stock or assets of Seller, participate in any discussions or otherwise make or solicit any proposal or offer with respect to the sale of the Centaur Interest or capital stock or assets of Seller which competes with, or may compete with or otherwise prevent or delay the completion of the Transaction; or

         (b) sell or agree to sell, solicit or make any proposal or participate in any discussions to or offer to sell any interest in the Centaur Interest or the capital stock or assets of Seller.

         For breach by Seller of this paragraph 3, in addition to any other remedies available to Purchaser, Purchaser shall be entitled, without proof of damage, to any and all equitable and injunctive relief. The provisions of this paragraph 3 shall be binding until April 30, 2001 (the "EXCLUSIVITY PERIOD").

         This Letter shall be deemed terminated automatically upon the expiration of the Exclusivity Period, unless extended by written consent of Purchaser and Seller. In such case, neither Purchaser nor Seller shall have any further obligation or liability (in tort, contract or otherwise) to the other, except as provided in paragraph 2, which obligation shall survive the termination of this Letter.

         4. NEGOTIATION OF DEFINITIVE AGREEMENTS. Subject to the terms and conditions of this Letter, the parties agree to enter into good faith negotiations toward the preparation, execution and delivery of definitive agreements that shall set forth the terms and conditions of the Transaction as described in this Letter (the "DEFINITIVE AGREEMENTS"). The terms and provisions of the Definitive Agreements shall be mutually acceptable to the parties. The Definitive Agreement will contain mutual general releases The Definitive Agreements shall be prepared by Purchaser's counsel and approved by the parties.

         5. CLOSING CONDITIONS. The closing of the Transaction shall be contingent upon conditions customary to transactions of this nature, including, but not limited to, the following:

         (a) receipt of all applicable regulatory approvals (including the Indiana Gaming Commission ("IGC")) required for the completion of the Transaction;

         (b) the expiration of any waiting periods required under the HSR Act or other applicable law or regulation;

         (c) Seller and Purchaser shall both be satisfied with the ruling of IGC with respect to Seller's prior pledge to Wells Fargo Bank NA of the Centaur Interest; and

         (d) the interest of Conseco Entertainment LLC in the Partnership shall have been acquired by the Purchaser or an affiliate.


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         6. NON-BINDING NATURE. Except as to paragraphs 2, 3, 4 and 5 hereof, the parties hereto understand and agree that this Letter sets forth the parties' current understanding of agreements, which may be set out in a binding fashion in the Definitive Agreements to be executed at a later date. Except as to paragraphs 2, 3, 4 and 5 hereof, this letter does not create and is not intended to create a binding and enforceable contract between the parties and may not be relied upon by either party as the basis for a contract by estoppel or otherwise, but rather evidences a non-binding expression of good faith understanding to endeavor, without obligation, to negotiate mutually agreeable Definitive Agreements.

         7. GOVERNING LAW. The rights and obligations set forth in this Letter shall be governed by the laws of the State of Indiana, without regard to principles of conflicts of laws thereof.

         8. SUCCESSOR AND ASSIGNS. This Letter and the rights and obligations of Seller and Purchaser shall not be assignable.

         9. AMENDMENT. This Letter may only be amended or modified by a writing executed by Seller and Purchaser.

         If the terms and conditions of this Letter are in accord with your understanding, please sign and return a counterpart of this Letter no later than 5:00 p.m. (EST) January 23, 2001, after which date, if not returned, this Letter shall be null and void.

                                         Very truly yours,

                                         ARGOSY GAMING COMPANY



                                         By:      /s/ Dale R. Black
                                                  ------------------------------
                                         Name:    Dale R. Black
                                                  ------------------------------
                                         Title:   Sr. Vice President and CFO
                                                  ------------------------------


Acknowledged and agreed to this 22nd day of January, 2001.

CENTAUR, INC.


By:      /s/ Kurt E. Wilson
         --------------------------
Name:    Kurt E. Wilson
         --------------------------
Title:   President
         --------------------------